MIC

125 West 55th Street New York, NY10019 United States	Telephone Facsimile Internet:	+1 212 231 1825 +1 212 231 1828 www.macquarie.com/mic

FOR IMMEDIATE RELEASE

MIC REPORTS FIRST QUARTER 2019 FINANCIAL AND
OPERATIONAL RESULTS

•	Results from continuing operations, including a refinery-related termination fee paid to IMTT, increased versus the first quarter of 2018 (the prior comparable period) and were in line with expectations:
•	Net income of $64 million, up 60%
•	Adjusted EBITDA excluding non-cash items of $203 million, up 25%
•	Cash from operating activities of $151 million, up 16%
•	Adjusted Free Cash Flow of $158 million, up 26%
•	Quarterly cash dividend of $1.00 per share authorized
•	Continued progress on strategic priorities:
•	Ongoing investment in repurposing, repositioning of IMTT, development of storage and logistics infrastructure for fundamental users
•	Sale of renewable power generation businesses announced, sale of majority interest in renewable power developer underway
•	Leverage of 3.8x net debt/Adjusted EBITDA excluding non-cash items on a trailing twelve-month basis
•	2019 guidance reaffirmed

New York, May 1, 2019 — Macquarie Infrastructure Corporation (NYSE: MIC) today announced its first quarter 2019 financial results including net income from continuing operations of $64 million, up 60% versus the prior comparable period. The Company’s results include the receipt of the previously disclosed refinery termination fee of $39 million by its IMTT subsidiary.

MIC reported Adjusted EBITDA excluding non-cash items from continuing operations of $203 million, up 25% versus the prior comparable period. Increased contributions from Atlantic Aviation, from IMTT including the refinery fee, and from MIC Hawaii as a result of new utility rates and the absence of losses from the divested mechanical contractor business, were partially offset by lower average storage utilization levels and average storage rates (pricing) at IMTT compared with the first quarter in 2018.

Cash generated by operating activities increased 16% compared with the prior comparable period to $151 million, largely due to the increase in earnings, partially offset by unfavorable movements in working capital, primarily higher accounts receivable balances, and increases in interest expense and state taxes.

Adjusted Free Cash Flow from continuing operations, which excludes items such as transaction related costs, totaled $158 million, up 26% versus the prior comparable period. The increase was due primarily to higher EBITDA, partially offset by higher interest expense and state taxes.

MIC has characterized its portfolios of operating wind and solar power generation businesses and its majority interest in a developer of solar projects as assets held for sale and their related operating activities as discontinued operations. Collectively, the discontinued operations generated $7 million of Free Cash Flow in the first quarter, down from $13 million in the first quarter of 2018 as a result of the sales of certain businesses, notably the Bayonne Energy Center, that were completed in 2018.

The portfolios of wind and solar businesses reported as assets held for sale were the subject of sale agreements entered into on April 4, 2019. The sales are expected to generate proceeds to MIC of approximately $160 million after transaction related fees and taxes. At closing, MIC will deconsolidate $302 million of long-term debt related to the divested businesses.

The MIC Board authorized a quarterly cash dividend of $1.00 per share for the first quarter of 2019 consistent with guidance provided to the market in February 2019. The dividend represents a distribution of approximately 54% of the Adjusted Free Cash Flow from continuing operations generated in the quarter. For the full year MIC expects to distribute approximately 82% of Adjusted Free Cash Flow as dividends.

MIC’s Chief Executive Officer, Christopher Frost, said: “MIC’s results for the first quarter of 2019 were consistent with our guidance and reflect both the stability of our core infrastructure businesses and the effective execution of our strategy, particularly with respect to streamlining our portfolio.”

“Atlantic Aviation continued to perform well against a backdrop of modest increases in general aviation flight activity as reported by the FAA; results for IMTT were consistent with expectations, including with respect to receipt of the refinery fee of approximately $39 million; MIC Hawaii’s results reflect the implementation of new utility rates in July 2018 and the absence of losses attributable to the mechanical contractor business sold last November. In short, the underlying performance of our core businesses was solid as anticipated,” Frost added.

Based on its financial and operating results for the quarter, MIC reaffirmed its full-year 2019 guidance and expects to generate between $610 and $635 million of EBITDA, and between $400 and $445 million of Free Cash Flow.

The Company reaffirmed the following segment level buildup of its 2019 EBITDA guidance:

IMTT:	$287 – $297 million
Atlantic Aviation:	$275 – $285 million
MIC Hawaii:	$60 – $65 million
Corporate and Other:	$(12) million

MIC continues to forecast deployment of growth capital of between $275 and $300 million across its portfolio in 2019. The Company deployed approximately $40 million during the first quarter of 2019 and reported having already committed to expenditures with an aggregate value of $205 million over the balance of the year.

With respect to the Company’s guidance for EBITDA and Free Cash Flow in 2019, a reconciliation of EBITDA to net income (loss), the most comparable GAAP measure and a reconciliation of Free Cash Flow to cash from operating activities, the most comparable GAAP measure, are not available without unreasonable effort due to the Company’s limited visibility into and inability to make accurate projections and estimates of items including management fees, hedging agreements, depreciation and any (benefit) provision for income taxes. These items may vary greatly from year to year and could significantly impact MIC’s results as reported in accordance with GAAP.

First Quarter 2019 Segment Results

•	IMTT generated EBITDA of $104 million, up 33% compared with the first quarter in 2018 including receipt of a $39 million fee related to the termination of an agreement with the owner of a refinery at IMTT’s terminal in St. Rose, LA. Excluding the refinery fee and associated storage and infrastructure revenue and normalizing for the timing of property tax payments, EBITDA generated by IMTT would have declined by 10%, as anticipated, compared with the first quarter of 2018, primarily as a result of the reduction in average capacity utilization to 82.5% from 88.1%, lower average storage rental rates and higher expenses. Approximately half of the decline was attributable to increased expenses, primarily property taxes. Average capacity utilization increased from 82.0% in the fourth quarter of 2018 and is currently approximately 83.0%.

•	Atlantic Aviation generated EBITDA of $79 million, up 13% versus the prior comparable period, on increases in general aviation flight activity, hangar rental revenue and revenue from ancillary services including de-icing.
•	MIC Hawaii generated EBITDA of $20 million, up 25% compared with the first quarter in 2018, driven by the implementation of new utility rates in July 2018, an increased contribution from the non-utility portion of Hawaii Gas based on lower propane costs and the absence of losses related to the mechanical contractor business that was sold in November 2018.
•	MIC’s Corporate and Other segment includes primarily interest expense on holding company level debt, fees payable to the Company’s external manager and public company expenses, offset by revenue from relationships with a developer of renewable power generation opportunities. Fees from the developer offset the majority of the expenses recorded in Corporate and Other in the first quarter resulting in the generation of EBITDA excluding non-cash items of $(1.0) million for the period.

Update on Strategic Priorities

Appointment of IMTT Chief Commercial Officer

Mike Reed was appointed to the position of chief commercial officer of IMTT effective April 1, 2019. Reporting to IMTT Chief Executive Officer, Rick Courtney, Reed has responsibility for all commercial aspects of storage leasing and project development across IMTT’s operations.

With more than 25 years of experience in midstream businesses, Reed brings extensive business development and relationship management skills to IMTT. Reed most recently served as the CEO of Pin Oak Terminals where he led the building and sale of an approximately 4-million-barrel petroleum storage facility in Mt. Airy, LA and the development of Pin Oak’s Corpus Christi, TX facility handling both petroleum products and natural gas liquids. Prior to Pin Oak, Reed served as US President for LBC Tank Terminals.

“Mike is a great addition to the team at IMTT and reflective of our continued efforts to deepen the leadership bench at each of our operating businesses,” said Frost.

Investing in the Infrastructure Characteristics of the Portfolio

MIC continues to invest in repurposing and repositioning certain IMTT assets. The Company anticipates repurposing approximately one million barrels of existing storage capacity in 2019, subject to customer demand.

Since commencing the repositioning of the business, MIC announced that IMTT has entered into agreements pursuant to which it would invest approximately $175 million in the development of new capacity, capability and connectivity. The projects are backed by initial contracts with an average duration of 17 years.

A portion of one of the announced projects, the development of new methanol storage for Methanex in Geismar, LA, has been accelerated. Approximately 157,000 barrels of a projected 714,000 barrels of new capacity will be constructed in support of Methanex’s existing methanol manufacturing facilities in Geismar. The remainder of the project remains subject to Methanex moving forward with development of a new plant.

Portfolio Management

As previously reported, MIC expects to deploy between $275 and $300 million of capital into growth projects across its businesses in 2019. Through the first quarter of 2019 MIC deployed approximately $40 million on announced projects. The majority of the planned 2019 expenditures are expected to be made in support of IMTT.

Balance Sheet Strength

The performance of MIC’s ongoing operations in the first quarter reduced the Company’s aggregate leverage to approximately 3.8x net debt/Adjusted EBITDA excluding non-cash items (trailing twelve-month basis) at March 31, 2019. MIC expects that its use of cash during 2019 will result in leverage at the low end of a previously disclosed range of 4.0x to 4.25x at year end.

The announced sales of MIC’s portfolios of operating wind and solar businesses are expected to close in two or possibly three phases during the second and third quarters of 2019 depending on the timing of receipt of certain consents. The net cash proceeds from the sales of approximately $160 million are expected to be used to fund a portion of MIC’s investment in growth projects through 2020.

“The cash currently on our balance sheet, together with the cash generated by our ongoing operations and the proceeds from the sale of our renewable power businesses, is expected to be used to fund our quarterly dividend, the repayment of convertible notes that mature in July and our growth investments,” said Frost. “To the extent that we end the year with a cash balance, that cash will be used to fund a portion of our anticipated 2020 growth investments.”

First Quarter 2019 Dividend

The MIC Board authorized a cash dividend of $1.00 per share, or $4.00 annualized, for the first quarter of 2019. The dividend will be payable May 16, 2019 to shareholders of record on May 13, 2019. The Company reaffirmed its previous guidance for a distribution of $1.00 per share in each quarter in 2019.

Summary Financial Information

	Quarter Ended March 31,		Change Favorable/ (Unfavorable)
	2019	2018	$	%
	($ In Millions, Except Share and Per Share Data) (Unaudited)
GAAP Metrics
Continuing Operations
Net income	$64	$40	24	60
Net income per share attributable to MIC	0.75	0.47	0.28	60
Cash provided by operating activities	151	130	21	16
Discontinued Operations
Net income	$5	$7	(2)	(29)
Net income per share attributable to MIC	0.07	0.44	(0.37)	(84)
Cash (used in) provided by operating activities	(13)	14	(27)	(193)
Weighted average number of shares outstanding: basic	85,872,132	84,821,453	1,050,679	1
MIC Non-GAAP Metrics
EBITDA excluding non-cash items – continuing operations	$202	$161	41	25
Investment and acquisition/disposition costs	1	1	—	—
Adjusted EBITDA excluding non-cash items – continuing operations	$203	$162	41	25
Cash interest	$(28)	$(23)	(5)	(22)
Cash taxes	(7)	(4)	(3)	(75)
Maintenance capital expenditures	(10)	(10)	—	—
Adjusted Free Cash Flow – continuing operations	$158	$125	33	26
EBITDA excluding non-cash items – Discontinued operations	$10	$20	(10)	(50)
Cash interest	(3)	(7)	4	57
Free Cash Flow – Discontinued operations	$7	$13	(6)	(46)
Adjusted Free Cash Flows	$165	$138	27	20

Conference Call and Webcast

When: MIC has scheduled a conference call for 8:00 a.m. Eastern Time on Thursday, May 2, 2019 during which management will review and comment on the first quarter 2019 results.

How: To listen to the conference call dial +1(650) 521-5252 or +1(877) 852-2928 at least ten minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Allow extra time prior to the call to visit the site and download the software needed to listen to the webcast.

Slides: MIC will prepare materials in support of its conference call. The materials will be available for downloading from the Company’s website prior to the call.

Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on May 2, 2019 through midnight on May 10, 2019, at +1(404) 537-3406 or +1(855) 859-2056, Passcode: 3762088. An online archive of the webcast will be available on the Company’s website for one year following the call.

About MIC

MIC owns and operates a diversified group of businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals; an airport services business, Atlantic Aviation; and entities comprising an energy services, production and distribution segment, MIC Hawaii. For additional information, please visit the MIC website at www.macquarie.com/mic. MIC-G

Use of Non-GAAP Measures

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow

In addition to MIC’s results under U.S. GAAP, the Company uses certain non-GAAP measures to assess the performance and prospects of its businesses. In particular, MIC uses EBITDA excluding non-cash items and Free Cash Flow.

MIC measures EBITDA excluding non-cash items as a reflection of its businesses’ ability to effectively manage the volume of products sold or services provided, the operating margin earned on those transactions and the management of operating expenses independent of the capitalization and tax attributes of those businesses. The Company believes investors use EBITDA excluding non-cash items primarily as a measure to assess the operating performance of its businesses and to make comparisons with the operating performance of other businesses whose depreciation and amortization expense may vary widely from MIC’s, particularly where acquisitions and other non-operating factors are involved. MIC defines EBITDA excluding non-cash items as net income (loss) or earnings — the most comparable GAAP measure — before interest, taxes, depreciation and amortization and non-cash items including impairments, unrealized derivative gains and losses, adjustments for other non-cash items and pension expense reflected in the statements of operations. EBITDA excluding non-cash items also excludes base management fees and performance fees, if any, whether paid in cash or stock.

The Company’s businesses can be characterized as owners of high-value, long-lived assets capable of generating substantial Free Cash Flow. MIC defines Free Cash Flow as cash from operating activities — the most comparable GAAP measure — which includes cash paid for interest, taxes and pension contributions, less maintenance capital expenditures, which includes principal repayments on capital lease obligations used to fund maintenance capital expenditures and excludes changes in working capital.

Management uses Free Cash Flow as a measure of its ability to provide investors with an attractive risk-adjusted return by sustaining and potentially increasing MIC’s quarterly cash dividend and funding a portion of the Company’s growth. GAAP metrics such as net income (loss) do not provide MIC management with the same level of visibility to into the performance and prospects of the business as a result of: (i) the capital intensive nature of MIC’s businesses and the generation of non-cash depreciation and amortization; (ii) shares issued to the Company’s external manager under the Management Services Agreement, (iii) the Company’s ability to defer all or a portion of current federal income taxes; (iv) non-cash unrealized gains or losses on derivative instruments; (v) gains (losses) on disposal of assets, and (vi) pension expense. Pension expenses primarily consist of interest expense, expected return on plan assets and amortization of actuarial and performance gains and losses. Any cash contributions to pension plans are reflected as a reduction in Free Cash Flow and are not included in pension expense. Management believes that external consumers of its financial statements, including investors and research analysts, use Free Cash Flow both to assess the Company’s performance and as an indicator of its success in generating an attractive risk-adjusted return.

In its Quarterly Report on Form 10-Q, the Company has disclosed Free Cash Flow on a consolidated basis and for each of its operating segments and MIC Corporate. Management believes that both EBITDA excluding non-cash items and Free Cash Flow support a more complete and accurate understanding of the financial and operating performance of its businesses than would otherwise be achieved using GAAP results alone.

Free Cash Flow does not take into consideration required payments on indebtedness and other fixed obligations or other cash items that are excluded from MIC’s definition of Free Cash Flow. Management notes that Free Cash Flow may be calculated differently by other companies thereby limiting its usefulness as a comparative measure. Free Cash Flow should be used as a supplemental measure to help understand MIC’s financial performance and not in lieu of its financial results reported under GAAP.

See the tables below for a reconciliation of Net Income (loss) to EBITDA excluding non-cash items from continuing operations and a reconciliation of cash provided by operating activities from continuing operations to Free Cash Flow from continuing operations.

Classification of Maintenance Capital Expenditures and Growth Capital Expenditures

MIC categorizes capital expenditures as either maintenance capital expenditures or growth capital expenditures. As neither maintenance capital expenditure nor growth capital expenditure is a GAAP term, the Company has adopted a framework to categorize specific capital expenditures. In broad terms, maintenance capital expenditures primarily maintain MIC’s businesses at current levels of operations, capability, profitability or cash flow, while growth capital expenditures primarily provide new or enhanced levels of operations, capability, profitability or cash flow. Management considers a number of factors in determining whether a specific capital expenditure will be classified as maintenance or growth.

MIC does not bifurcate specific capital expenditures into growth and maintenance components. Each discrete capital expenditure is considered within the above framework and the entire capital expenditure is classified as either maintenance or growth.

Forward-Looking Statements

This press release contains forward-looking statements. MIC may, in some cases, use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, “potentially”, or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this release are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, complete growth projects, deploy growth capital and manage growth, make and finance future acquisitions, and implement its strategy; the regulatory environment; demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks; fuel and gas and other commodity costs; its ability to recover increases in costs from customers, cybersecurity risks, work interruptions or other labor stoppages; risks associated with acquisitions or dispositions, litigation risks; risks related to its shared services initiative and its ability to achieve cost savings; reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For further information, please contact:

Investors: Jay Davis Investor Relations MIC 212-231-1825	Media: Melissa McNamara Corporate Communications MIC 212-231-1667

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS
($ in Millions, Except Share Data)

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$603	$589
Restricted cash	23	23
Accounts receivable, net of allowance for doubtful accounts	106	95
Inventories	30	29
Prepaid expenses	13	13
Fair value of derivative instruments	9	11
Other current assets	32	12
Current assets held for sale(1)	722	648
Total current assets	1,538	1,420
Property, equipment, land and leasehold improvements, net	3,115	3,141
Operating lease assets	321	—
Investment in unconsolidated business	8	8
Goodwill	2,043	2,043
Intangible assets, net	774	789
Fair value of derivative instruments	9	15
Other noncurrent assets	12	28
Total assets	$7,820	$7,444
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Due to Manager-related party	$3	$3
Accounts payable	42	38
Accrued expenses	74	86
Current portion of long-term debt	361	361
Operating lease liabilities – current	21	—
Other current liabilities	35	33
Current liabilities held for sale(1)	384	317
Total current liabilities	920	838
Long-term debt, net of current portion	2,653	2,653
Deferred income taxes	684	681
Operating lease liabilities – noncurrent	306	—
Other noncurrent liabilities	151	155
Total liabilities	4,714	4,327
Commitments and contingencies	—	—
Stockholders’ equity(2):
Additional paid in capital	$1,432	$1,510
Accumulated other comprehensive loss	(30)	(30)
Retained earnings	1,555	1,485
Total stockholders’ equity	2,957	2,965
Noncontrolling interests(3)	149	152
Total equity	3,106	3,117
Total liabilities and equity	$7,820	$7,444

(1)	See Note 3, “Discontinued Operations and Dispositions”, in our Notes to Consolidated Condensed Financial Statements in Part 1 of Form 10-Q for the quarter ended March 31, 2019, for further discussion on assets and liabilities held for sale.
(2)	The Company is authorized to issue the following classes of stock: (i) 500,000,000 shares of common stock, par value $0.001 per share. At March 31, 2019 and December 31, 2018, the Company had 85,982,332 shares and 85,800,303 shares of common stock issued and outstanding, respectively; (ii) 100,000,000 shares of preferred stock, par value $0.001 per share. At March 31, 2019 and December 31, 2018, no preferred stocks were issued or outstanding; and (iii) 100 shares of special stock, par value $0.001 per share, issued and outstanding to its Manager as at March 31, 2019 and December 31, 2018.
(3)	Includes $141 million of noncontrolling interest related to discontinued operations at March 31, 2019 and December 31, 2018. See Note 3, “Discontinued Operations and Dispositions”, in our Notes to Consolidated Condensed Financial Statements in Part 1 of Form 10-Q for the quarter ended March 31, 2019, for further discussions.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ in Millions, Except Share and Per Share Data)

	Quarter Ended March 31,
	2019	2018
Revenue
Service revenue	$418	$403
Product revenue	64	64
Total revenue	482	467
Costs and expenses
Cost of services	168	187
Cost of product sales	40	48
Selling, general and administrative	80	80
Fees to Manager-related party	8	13
Depreciation	48	47
Amortization of intangibles	15	16
Total operating expenses	359	391
Operating income	123	76
Other income (expense)
Interest income	3	—
Interest expense(1)	(42)	(18)
Other income, net	4	—
Net income from continuing operations before income taxes	88	58
Provision for income taxes	(24)	(18)
Net income from continuing operations	$64	$40
Discontinued Operations(2)
Net income from discontinued operations before income taxes	$3	$6
Benefit for income taxes	2	1
Net income from discontinued operations	$5	$7
Net income	$69	$47
Net income from continuing operations	$64	$40
Net income from continuing operations attributable to MIC	$64	$40
Net income from discontinued operations	$5	$7
Less: net loss attributable to noncontrolling interests	(1)	(30)
Net income from discontinued operations attributable to MIC	$6	$37
Net income attributable to MIC	$70	$77
Basic income per share from continuing operations attributable to MIC	$0.75	$0.47
Basic income per share from discontinued operations attributable to MIC	0.07	0.44
Basic income per share attributable to MIC	$0.82	$0.91
Weighted average number of shares outstanding: basic	85,872,132	84,821,453
Diluted income per share from continuing operations attributable to MIC	$0.73	$0.47
Diluted income per share from discontinued operations attributable to MIC	0.06	0.44
Diluted income per share attributable to MIC	$0.79	$0.91
Weighted average number of shares outstanding: diluted	93,913,267	84,830,888
Cash dividends declared per share	$1.00	$1.00

(1)	Interest expense includes losses on derivative instruments of $4 million and gains on derivative instruments of $10 million for the quarters ended March 31, 2019 and 2018, respectively.
(2)	See Note 3, “Discontinued Operations and Dispositions”, in our Notes to Consolidated Condensed Financial Statements in Part 1 of Form 10-Q for the quarter ended March 31, 2019, for discussions on businesses classified as held for sale.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in Millions)

	Quarter Ended March 31,
	2019	2018
Operating activities
Net income from continuing operations	$64	$40
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Depreciation and amortization of property and equipment	48	47
Amortization of intangible assets	15	16
Amortization of debt financing costs	3	3
Amortization of debt discount	1	1
Adjustments to derivative instruments	7	(5)
Fees to Manager-related party	8	13
Deferred taxes	17	14
Other non-cash expense, net	4	5
Changes in other assets and liabilities, net of acquisitions:
Accounts receivable	(11)	5
Inventories	—	(2)
Prepaid expenses and other current assets	(5)	(3)
Accounts payable and accrued expenses	(2)	(5)
Income taxes payable	7	2
Other, net	(5)	(1)
Net cash provided by operating activities from continuing operations	151	130
Investing activities
Acquisitions of businesses and investments, net of cash, cash equivalents and restricted cash acquired	—	(11)
Purchases of property and equipment	(44)	(40)
Loan to project developer	(1)	(11)
Loan repayment from project developer	—	5
Net cash used in investing activities from continuing operations	(45)	(57)
Financing activities
Proceeds from long-term debt	—	142
Payment of long-term debt	(3)	(58)
Dividends paid to common stockholders	(86)	(122)
Debt financing costs paid	(1)	(3)
Net cash used in financing activities from continuing operations	(90)	(41)
Net change in cash, cash equivalents and restricted cash from continuing operations	16	32

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS – (continued)
(Unaudited)
($ in Millions)

	Quarter Ended March 31,
	2019	2018
Cash flows (used in) provided by discontinued operations:
Net cash (used in) provided by operating activities	$(13)	$14
Net cash used in investing activities	(8)	(8)
Net cash provided by (used in) financing activities	23	(7)
Net cash provided by (used in) discontinued operations	2	(1)
Net change in cash, cash equivalents and restricted cash	18	31
Cash, cash equivalents and restricted cash, beginning of period	629	72
Cash, cash equivalents and restricted cash, end of period	$647	$103
Supplemental disclosures of cash flow information from continuing operations:
Non-cash investing and financing activities:
Accrued purchases of property and equipment	$12	$18
Issuance of shares to Manager	8	11
Taxes paid, net	1	2
Interest paid, net	31	20

The following table provides a reconciliation of cash, cash equivalents and restricted cash from both continuing and discontinued operations reported within the consolidated condensed balance sheets that is presented in the consolidated condensed statements of cash flows:

	As of March 31,
	2019	2018
Cash and cash equivalents	$603	$75
Restricted cash – current	23	10
Cash, cash equivalents and restricted cash included in assets held for sale(1)	21	18
Total of cash, cash equivalents and restricted cash shown in the consolidated condensed statement of cash flows	$647	$103

(1)	Represents cash, cash equivalents and restricted cash related to businesses classified as held for sale. See Note 3, “Discontinued Operations and Dispositions”, in our Notes to Consolidated Condensed Financial Statements in Part 1 of Form 10-Q for the quarter ended March 31, 2019, for further discussion.

MACQUARIE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS – MD&A

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2019	2018	$	%
	($ In Millions, Except Share and Per Share Data) (Unaudited)
Revenue
Service revenue	$418	$403	15	4
Product revenue	64	64	—	—
Total revenue	482	467	15	3
Costs and expenses
Cost of services	168	187	19	10
Cost of product sales	40	48	8	17
Selling, general and administrative	80	80	—	—
Fees to Manager-related party	8	13	5	38
Depreciation	48	47	(1)	(2)
Amortization of intangibles	15	16	1	6
Total operating expenses	359	391	32	8
Operating income	123	76	47	62
Other income (expense)
Interest income	3	—	3	NM
Interest expense(1)	(42)	(18)	(24)	(133)
Other income, net	4	—	4	NM
Net income from continuing operations before income taxes	88	58	30	52
Provision for income taxes	(24)	(18)	(6)	(33)
Net income from continuing operations	$64	$40	24	60
Discontinued Operations
Net income from discontinued operations before income taxes	$3	$6	(3)	(50)
Benefit for income taxes	2	1	1	100
Net income from discontinued operations	$5	$7	(2)	(29)
Net income	$69	$47	22	47
Net income from continuing operations	$64	$40	24	60
Net income from continuing operations attributable to MIC	$64	$40	24	60
Net income from discontinued operations	$5	$7	(2)	(29)
Less: net loss attributable to noncontrolling interests	(1)	(30)	(29)	(97)
Net income from discontinued operations attributable to MIC	$6	$37	(31)	(84)
Net income attributable to MIC	$70	$77	(7)	(9)
Basic income per share from continuing operations attributable to MIC	$0.75	$0.47	0.28	60
Basic income per share from discontinued operations attributable to MIC	0.07	0.44	(0.37)	(84)
Basic income per share attributable to MIC	$0.82	$0.91	(0.09)	(10)
Weighted average number of shares outstanding: basic	85,872,132	84,821,453	1,050,679	1

NM — Not meaningful

(1)	Interest expense includes losses on derivative instruments of $4 million and gains on derivative instruments of $10 million for the quarters ended March 31, 2019 and 2018, respectively.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA EXCLUDING
NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2019	2018	$	%
	($ In Millions) (Unaudited)
Net income from continuing operations	$64	$40
Interest expense, net(1)	39	18
Provision for income taxes	24	18
Depreciation	48	47
Amortization of intangibles	15	16
Fees to Manager-related party	8	13
Other non-cash expense, net(2)	4	9
EBITDA excluding non-cash items – continuing operations	$202	$161	41	25
EBITDA excluding non-cash items – continuing operations	$202	$161
Interest expense, net(1)	(39)	(18)
Adjustments to derivative instruments recorded in interest expense(1)	7	(9)
Amortization of debt financing costs(1)	3	3
Amortization of debt discount(1)	1	1
Provision for current income taxes	(7)	(4)
Changes in working capital	(16)	(4)
Cash provided by operating activities – continuing operations	151	130
Changes in working capital	16	4
Maintenance capital expenditures	(10)	(10)
Free cash flow – continuing operations	157	124	33	27
Free cash flow – discontinued operations	7	13	(6)	(46)
Total Free Cash Flow	$164	$137	27	20

(1)	Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes due October 2023.
(2)	Other non-cash expense, net, primarily includes pension expense of $2 million for the quarters ended March 31, 2019 and 2018, unrealized gains (losses) on commodity hedges and non-cash gains (losses) related to the disposal of assets. Pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA
EXCLUDING NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED
BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

IMTT

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2019	2018
	$	$	$	%
	($ In Millions) (Unaudited)
Revenue	161	139	22	16
Cost of services	50	54	4	7
Selling, general and administrative expenses	8	9	1	11
Depreciation and amortization	33	33	—	—
Operating income	70	43	27	63
Interest expense, net(1)	(13)	(8)	(5)	(63)
Provision for income taxes	(16)	(10)	(6)	(60)
Net income	41	25	16	64
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	41	25
Interest expense, net(1)	13	8
Provision for income taxes	16	10
Depreciation and amortization	33	33
Other non-cash expenses, net(2)	1	2
EBITDA excluding non-cash items	104	78	26	33
EBITDA excluding non-cash items	104	78
Interest expense, net(1)	(13)	(8)
Adjustments to derivative instruments recorded in interest expense(1)	2	(4)
Amortization of debt financing costs(1)	1	—
Provision for current income taxes	(11)	(4)
Changes in working capital	8	5
Cash provided by operating activities	91	67
Changes in working capital	(8)	(5)
Maintenance capital expenditures	(6)	(7)
Free cash flow	77	55	22	40

(1)	Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2)	Other non-cash expenses, net, primarily includes pension expense of $2 million for the quarters ended March 31, 2019 and 2018. Pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.

Atlantic Aviation

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2019	2018
	$	$	$	%
	($ In Millions) (Unaudited)
Revenue	258	247	11	4
Cost of services (exclusive of depreciation and amortization shown separately below)	118	117	(1)	(1)
Gross margin	140	130	10	8
Selling, general and administrative expenses	61	60	(1)	(2)
Depreciation and amortization	26	25	(1)	(4)
Operating income	53	45	8	18
Interest expense, net(1)	(19)	—	(19)	NM
Provision for income taxes	(9)	(12)	3	25
Net income	25	33	(8)	(24)
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	25	33
Interest expense, net(1)	19	—
Provision for income taxes	9	12
Depreciation and amortization	26	25
EBITDA excluding non-cash items	79	70	9	13
EBITDA excluding non-cash items	79	70
Interest expense, net(1)	(19)	—
Convertible senior notes interest(2)	—	(2)
Adjustments to derivative instruments recorded in interest expense(1)	4	(4)
Amortization of debt financing costs(1)	1	1
Provision for current income taxes	(7)	(7)
Changes in working capital	(4)	6
Cash provided by operating activities	54	64
Changes in working capital	4	(6)
Maintenance capital expenditures	(2)	(1)
Free cash flow	56	57	(1)	(2)

NM — Not meaningful

(1)	Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2)	Represents the cash interest expense reclassified to Atlantic Aviation related to the 2.00% Convertible Senior Notes due October 2023 through December 6, 2018, the date of Atlantic Aviation’s refinancing. The proceeds from this note issuance in October 2016 were used principally to reduce the drawn balance on Atlantic Aviation’s revolving credit facility. Cash interest expense on this note issuance is included in Corporate and Other subsequent to December 6, 2018.

MIC Hawaii

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2019	2018
	$	$	$	%
	($ In Millions) (Unaudited)
Product revenue	64	64	—	—
Service revenue	—	18	(18)	(100)
Total revenue	64	82	(18)	(22)
Cost of product sales (exclusive of depreciation and amortization shown separately below)	40	48	8	17
Cost of services (exclusive of depreciation and amortization shown separately below)	—	16	16	100
Cost of revenue – total	40	64	24	38
Gross margin	24	18	6	33
Selling, general and administrative expenses	6	7	1	14
Depreciation and amortization	4	5	1	20
Operating income	14	6	8	133
Interest expense, net(1)	(3)	(1)	(2)	NM
Other expense, net	—	(1)	1	100
Provision for income taxes	(3)	(1)	(2)	NM
Net income	8	3	5	167
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	8	3
Interest expense, net(1)	3	1
Provision for income taxes	3	1
Depreciation and amortization	4	5
Other non-cash expense, net(2)	2	6
EBITDA excluding non-cash items	20	16	4	25
EBITDA excluding non-cash items	20	16
Interest expense, net(1)	(3)	(1)
Adjustments to derivative instruments recorded in interest expense(1)	1	(1)
Provision for current income taxes	(3)	(1)
Changes in working capital	(2)	(6)
Cash provided by operating activities	13	7
Changes in working capital	2	6
Maintenance capital expenditures	(2)	(2)
Free cash flow	13	11	2	18

NM — Not meaningful

(1)	Interest expense, net, includes adjustments to derivative instruments related to interest rate swaps and non-cash amortization of deferred financing fees.
(2)	Other non-cash expense, net, primarily includes non-cash adjustments related to unrealized gains (losses) on commodity hedges and non-cash gains (losses) related to the disposal of assets. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.

Corporate and Other

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2019	2018
	$	$	$	%
	($ In Millions) (Unaudited)
Selling, general and administrative expenses	6	5	(1)	(20)
Fees to Manager-related party	8	13	5	38
Operating loss	(14)	(18)	4	22
Interest expense, net(1)	(4)	(9)	5	56
Other income, net	4	1	3	NM
Benefit for income taxes	4	5	(1)	(20)
Net loss	(10)	(21)	11	52
Reconciliation of net loss to EBITDA excluding non-cash items and a reconciliation of cash used in operating activities to Free Cash Flow:
Net loss	(10)	(21)
Interest expense, net(1)	4	9
Benefit for income taxes	(4)	(5)
Fees to Manager-related party	8	13
Other non-cash expenses, net	1	1
EBITDA excluding non-cash items	(1)	(3)	2	67
EBITDA excluding non-cash items	(1)	(3)
Interest expense, net(1)	(4)	(9)
Convertible senior notes interest(2)	—	2
Amortization of debt financing costs(1)	1	2
Amortization of debt discount(1)	1	1
Benefit for current income taxes	14	8
Changes in working capital	(18)	(9)
Cash used in operating activities	(7)	(8)
Changes in working capital	18	9
Free cash flow	11	1	10	NM

NM — Not meaningful

(1)	Interest expense, net, included non-cash amortization of deferred financing fees and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes due October 2023.
(2)	Represents the cash interest expense reclassified to Atlantic Aviation related to the 2.00% Convertible Senior Notes due October 2023 through December 6, 2018, the date of Atlantic Aviation’s refinancing. The proceeds from this note issuance in October 2016 were used principally to reduce the drawn balance on Atlantic Aviation’s revolving credit facility. Cash interest expense on this note issuance is included in Corporate and Other subsequent to December 6, 2018.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA EXCLUDING
NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

	For the Quarter Ended March 31, 2019
	IMTT	Atlantic Aviation	MIC Hawaii	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total
	($ in Millions) (Unaudited)
Net income (loss)	41	25	8	(10)	64	5	69
Interest expense, net(1)	13	19	3	4	39	5	44
Provision (benefit) for income taxes	16	9	3	(4)	24	(2)	22
Depreciation and amortization	33	26	4	—	63	—	63
Fees to Manager-related party	—	—	—	8	8	—	8
Other non-cash expense, net(2)	1	—	2	1	4	2	6
EBITDA excluding non-cash items	104	79	20	(1)	202	10	212
EBITDA excluding non-cash items	104	79	20	(1)	202	10	212
Interest expense, net(1)	(13)	(19)	(3)	(4)	(39)	(5)	(44)
Adjustments to derivative instruments recorded in interest expense, net(1)	2	4	1	—	7	2	9
Amortization of debt financing costs(1)	1	1	—	1	3	—	3
Amortization of debt discount(1)	—	—	—	1	1	—	1
(Provision) benefit for current income taxes	(11)	(7)	(3)	14	(7)	—	(7)
Changes in working capital	8	(4)	(2)	(18)	(16)	(20)	(36)
Cash provided by (used in) operating activities	91	54	13	(7)	151	(13)	138
Changes in working capital	(8)	4	2	18	16	20	36
Maintenance capital expenditures	(6)	(2)	(2)	—	(10)	—	(10)
Free Cash Flow	77	56	13	11	157	7	164

	For the Quarter Ended March 31, 2018
	IMTT	Atlantic Aviation	MIC Hawaii	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total
	($ in Millions) (Unaudited)
Net income (loss)	25	33	3	(21)	40	7	47
Interest expense, net(1)	8	—	1	9	18	1	19
Provision (benefit) for income taxes	10	12	1	(5)	18	(1)	17
Depreciation and amortization	33	25	5	—	63	15	78
Fees to Manager-related party	—	—	—	13	13	—	13
Other non-cash expense (income), net(2)	2	—	6	1	9	(2)	7
EBITDA excluding non-cash items	78	70	16	(3)	161	20	181
EBITDA excluding non-cash items	78	70	16	(3)	161	20	181
Interest expense, net(1)	(8)	—	(1)	(9)	(18)	(1)	(19)
Convertible senior notes interest(3)	—	(2)	—	2	—	—	—
Adjustments to derivative instruments recorded in interest expense, net(1)	(4)	(4)	(1)	—	(9)	(6)	(15)
Amortization of debt financing costs(1)	—	1	—	2	3	—	3
Amortization of debt discount(1)	—	—	—	1	1	—	1
(Provision) benefit for current income taxes	(4)	(7)	(1)	8	(4)	—	(4)
Changes in working capital	5	6	(6)	(9)	(4)	—	(4)
Cash provided by (used in) operating activities	67	64	7	(8)	130	13	143
Changes in working capital	(5)	(6)	6	9	4	—	4
Maintenance capital expenditures	(7)	(1)	(2)	—	(10)	—	(10)
Free Cash Flow	55	57	11	1	124	13	137

(1)	Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes due October 2023.
(2)	Other non-cash expense (income), net, primarily includes pension expense of $2 million for the quarters ended March 31, 2019 and 2018, unrealized gains (losses) on commodity hedges and non-cash gains (losses) related to the disposal of assets. Pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.
(3)	Represents the cash interest expense reclassified to Atlantic Aviation related to the 2.00% Convertible Senior Notes due October 2023 through December 6, 2018, the date of Atlantic Aviation’s refinancing. The proceeds from this note issuance in October 2016 were used principally to reduce the drawn balance on Atlantic Aviation’s revolving credit facility. Cash interest expense on this note issuance is included in Corporate and Other subsequent to December 6, 2018.